November 29, 1995

Franklin Value Investors Trust
777 Mariners Island Blvd.
San Mateo, CA 94404

Gentlemen:

      We propose to acquire 6,667 shares of beneficial interest (the "Shares") of the Franklin MicroCap Value Fund (the "Fund"), a new series of Franklin Value Investors Trust, at a purchase price of $15.00 per share for a total of $100,000. We will purchase the Shares in a private offering prior to the effectiveness of the Form N-1A registration statement filed by the Fund under the Securities Act of 1933. The Shares are being purchased to serve as the seed money for the Fund prior to the commencement of the public offering of its shares.

      In connection with such purchase, we represent that we, the purchaser, intend to acquire the Shares for our own account as the sole beneficial owner thereof and have no present intention of redeeming or reselling the Shares so acquired.

      We consent to the filing of this Investment Letter as an exhibit to the form N-1A registration statement of the Fund.

Sincerely,

FRANKLIN RESOURCES, INC.



By:  /s/ Harmon E. Burns
      Harmon E. Burns
      Executive Vice President